Exhibit 99.2

NEWS	CONTACT:	Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

SCOLR Pharma Updates Development of Three CDT-based Pharmaceuticals

BELLEVUE, WA., JUN. 14, 2005 – SCOLR Pharma, Inc. today announced updates on three of the development-stage products which feature its patented Controlled Delivery Technology (CDT®).

•	SCOLR Pharma reported encouraging preliminary results from the pilot bioavailability testing of its amino acid CDT-based raloxifene HCl tablets. Raloxifene HCl is the active ingredient in Evista®, Eli Lilly’s product for osteoporosis which uses a different solubilization technology. Eli Lilly reported that global sales of Evista exceeded $1 billion for 2004.

•	SCOLR Pharma also reported that recent clinical testing of its CDT-based extended release ibuprofen product has provided valuable data for further formulation refinement which will be required to assure that this product meets intended performance standards. SCOLR Pharma said that it now intends to submit an application to the Food and Drug Administration (FDA) for extended release (OTC) ibuprofen in mid-2006, a delay of approximately nine months from its previously announced expectations. Ibuprofen is an analgesic approved for treating pain and fever. Currently available ibuprofen-based products had estimated 2004 sales of more than $1 billion in North America.

•	SCOLR Pharma further announced successful completion of clinical trials for its CDT-based 12 hour pseudoephedrine HCl tablet. Pseudoephedrine is a decongestant that is widely used to relieve sinus pressure related to allergies and the common cold. Currently available pseudoephedrine-based products had estimated 2004 sales of more than $1 billion in North America.

The Company completed the first of five dosing periods in a 20 subject, randomized, five-way crossover, open-label, fasting design test of raloxifene HCl. Stephen J. Turner, SCOLR Pharma’s Vice President and Chief Technology Officer said: “These first human data for raloxifene offer promising evidence that our amino acid CDT-based platform may provide a viable alternative to the costly and complex solubility-enhancing practices currently utilized. We estimate that up to 40% of new therapeutic chemical compounds are poorly soluble.”

SCOLR Pharma plans to use the data generated by the complete study to optimize its novel amino acid CDT-based raloxifene HCl for additional testing later this year. This pilot test compared three formulations of amino acid based CDT raloxifene HCl with two controls to evaluate how the CDT formulations are absorbed and how the resulting blood levels compare to the controls. While still preliminary, these test data demonstrate that SCOLR’s CDT technology has the ability to enhance the absorption and bioavailability of raloxifene HCl as compared with the controls used in the study. Additional details from the raloxifene study will be shared at the 32nd Annual Meeting & Exposition of the Controlled Release Society on June 19-22, 2005.

The Company also announced that further clinical testing for its CDT-based 12 hour extended release ibuprofen has clarified the direction for optimizing this product’s formulation to meet desired performance criteria. Turner said: “The results from these additional studies confirm that our CDT technology prolongs the release of ibuprofen in humans. While we are disappointed that we need more

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time than anticipated to optimize our formulation and conduct additional testing, we believe the results provide good guidance for further refining our extended release ibuprofen formulation as we move toward seeking FDA approval.”

He added: “The evaluation of several different ibuprofen formulations has helped us define the boundaries within which to balance accelerated onset with our targeted extended release profile. Our objective is to deliver both initial and prolonged dosages at therapeutically acceptable levels. Our route to an optimal formulation, and the challenges it presents, are now better defined. We estimate that we will need nine months more than we previously anticipated to complete the optimization and testing and proceed through the manufacturing process with our third party manufacturers.”

SCOLR Pharma now expects to submit its New Drug Application to the FDA for extended release ibuprofen in mid-2006. There are currently no extended release formulations of ibuprofen approved for use in North America.

Finally, SCOLR Pharma also completed the clinical trials intended to support its Abbreviated New Drug Application (ANDA) for a 12 hour, extended release pseudoephedrine tablet. SCOLR Pharma is on schedule to submit its ANDA for pseudoephedrine later this year. Turner noted, “We are excited about the status of this program, as our formulation is approximately 1/3 the size of similar, currently-approved OTC products, yet delivers an equivalent 120 milligram dose of pseudoephedrine HCl. We believe that our formulation, when successfully developed, will provide increased efficiencies in manufacturing and distribution.”

Turner further noted: “We are making good progress in learning more about the application of our novel technology as we develop these three products. We believe that we are positioned to refine and advance the formulations of our lead products and generate the data needed to seek and ultimately secure FDA approval.”

Daniel O. Wilds, President and CEO of SCOLR Pharma, said: “These new test results further demonstrate the applicability of our CDT technology across a variety of products, and cause us to be optimistic that our technology can be applied across a broad range of orally-administered pharmaceuticals, both prescription and non-prescription. CDT raloxifene uses technology from SCOLR Pharma’s third issued patent which addresses insoluble and poorly soluble active ingredients in existing and potentially new oral drugs. We believe successful completion of this study would open up exciting and potentially lucrative market opportunities and would represent a significant milestone for the Company.

“With our recent successful financing, we feel SCOLR Pharma is now positioned to further advance its technology and to submit several applications to the Food and Drug Administration for approval. We also intend to continue discussions with potential partners interested in the numerous compounds we are currently testing as well as the application of our technology to their own products.”

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive

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commercial advantages for licensees. For more information on SCOLR Pharma, please call 425.373.0171 or visit

http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. For example, we do not have sufficient cash to fund the development of our drug delivery operations. With the $15 million we raised in our recently completed private placement of common stock, we believe that our cash on hand, including our cash equivalents, will be sufficient to fund our drug delivery business at planned levels through mid-2006. However, we will need to raise additional capital to fund operations, conduct clinical trials, continue research and development projects, and commercialize our product candidates. Our product development costs may also increase if we experience delays in testing or approvals, which could allow our competitors to bring products to market before we do and would impair our ability to commercialize our products. A number of other factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Copyright ©2005 SCOLR Pharma, Inc. All Rights Reserved.	# # #	6/10/05

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